UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 9, 2005 (May 6, 2005)

SUNOCO LOGISTICS PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-31219	23-3096839

(State or other	(Commission	(IRS employer
jurisdiction of	file number)	identification
incorporation)		number)

Ten Penn Center, 1801 Market Street, Philadelphia, PA		19103-1699

(Address of principal executive offices)		(Zip Code)

(215) 977-3000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

     On May 6, 2005, Sunoco Pipeline L.P. (“SPLP”), a subsidiary of Sunoco Logistics Partners L.P. (the “Partnership”) executed a Purchase and Sale Agreement (the “Agreement”) with Mobil Pipe Line Company (the “Seller”), an affiliate of ExxonMobil Corporation, to purchase the following, together with certain other real and personal property interests and related assets, for a purchase price of $100 million, payable in immediately available funds on the closing date:

   (1) Seller’s Corsicana, TX to Wichita Falls, TX crude oil pipeline system, consisting of approximately 187 miles of 16-inch pipe, having an operating capacity of 125,000 barrels per day (the “Corsicana to Wichita Falls Pipeline”); and

   (2) Seller’s Corsicana, TX crude oil terminal, consisting of approximately 2.9 million barrels of shell capacity for crude oil storage; and

   (3) Seller’s 104-mile, 12-inch crude oil pipeline extending from Kilgore, TX to Corsicana, which is currently idle.

     These assets are being sold on an “as-is, where-is” basis, and SPLP is assuming certain environmental liabilities. SPLP is purchasing these assets for its own account and benefit.

     SPLP and/or the Seller have made customary representations regarding due incorporation, valid existence, requisite authority to consummate the transaction, required third-party consents and approvals, pending or threatened litigation, title to properties, payment of taxes, and similar matters relating to their respective ability to perform the Agreement.

     Under the Agreement, SPLP has a specified timeframe, prior to closing, in which to complete an operational assessment of the assets . Closing of the transaction is subject to satisfactory completion of due diligence, and a number of other customary conditions that must be met in order for the closing to occur. The parties currently expect to close on this transaction during the third quarter of 2005.

     This acquisition is expected to be funded through a combination of cash on hand, revolving credit facility or other borrowings, and/or proceeds from the issuance of additional common units, representing limited partnership interests in the Partnership.

     A copy of the Agreement will be filed as an exhibit to the Partnership’s Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2005. The Partnership currently anticipates filing this Form 10-Q on or before May 10, 2005.

     In connection with this acquisition, on May 6, 2005, SPLP executed a Throughput and Deficiency Agreement with a shipper. SPLP’s obligations under this agreement are specifically conditioned upon the closing of SPLP’s purchase from Mobil Pipe Line Company of the Corsicana to Wichita Falls Pipeline and related assets. A copy of this Throughput and Deficiency Agreement will be filed as an exhibit to the Partnership’s Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2005. The Partnership currently anticipates filing this Form 10-Q on or before May 10, 2005.

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Item 7.01 Regulation FD Disclosure.

     On May 9, 2005, the Partnership issued a press release (the ‘Potential Acquisition Press Release’) announcing the execution of the Agreement. A copy of the Potential Acquisition Press Release is furnished herewith as Exhibit 99.1.

     The information furnished pursuant to this Item 7.01 “Regulation FD Disclosure,” including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing of the Partnership under the Exchange Act or under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1 Press Release dated May 9, 2005

     This report contains certain forward-looking statements relating to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. These forward-looking statements reflect the current views of the Company and the Partnership, about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. The Partnership does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements set forth in this report to reflect new information, future events or otherwise. Investors are directed to consider the risks and uncertainties discussed in other documents the Partnership has filed with the Securities and Exchange Commission, including particularly, the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO LOGISTICS PARTNERS LP.
By:	Sunoco Partners LLC,
its General Partner
	By:	/s/ SEAN P. McGRATH
Sean P. McGrath
Comptroller

Date: May 9, 2005

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